CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Stadion Investment Trust and to the use of our report dated July 26, 2017 on the financial statements and financial highlights of Stadion Tactical Defensive Fund, Stadion Trilogy Alternative Return Fund, Stadion Alternative Income Fund, and Stadion Tactical Growth Fund, each a series of shares of beneficial interest in Stadion Investment Trust. Such financial statements and financial highlights appear in the May 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
August 11, 2017